Exhibit 10.4

PROMISSORY NOTE

June 20, 2013

Subject to the terms and conditions of this Note, and for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Zeta Acquisition Corp. II, a Delaware Corporation (the “Borrower”), hereby promises to pay to the order of John Pappajohn, whose address is 2116 Financial Center, Des Moines, Iowa 50309 (the “Holder”), the principal amount of Ten Thousand Dollars ($10,000.00), plus simple interest accrued on unpaid principal from the date of this Note until paid at the rate of six percent (6.0%) per annum.

The following is a statement of the rights of the Holder and the terms and conditions to which this Note is subject, to which the Holder, by acceptance of this Note by its signature below, and the Borrower, by issuance of this Notes, agrees:

1.  PAYMENT

(a) Obligation.  The outstanding principal under this Note and the accrued interest thereon will be due and payable on demand. All payments of principal and/or interest under this Note will be made at the address of the Holder set forth above or at such other address as is provided by the Holder to the Borrower in writing.
(b) Prepayment.  The Borrower may prepay this Note in whole or in part at any time without penalty.  Prepayments will be applied to accrued but unpaid interest first and then to unpaid principal.

3. SECURITY.  The Note is unsecured.

4. TRANSFERABILITY.  This Note is not transferable unless such transfer is approved in writing by the Borrower and the Holder.

5. DEFAULT.  The Borrower will be in default upon the occurrence of any of the following events: (a) failure to make payment when due and payable; (b) failure of the performance of any obligation or covenant contained or referred to herein.  In any such event the Holder may at its option declare any or all of the Notes to be due and payable and such sums shall then be due and payable immediately, without notice or demand, and the simple interest accrued on unpaid principal from the date of the default until paid shall be at the rate of twelve percent (12.0%) per annum.  After the occurrence of any event of default, Borrower may exercise at any time and from time to time any rights and remedies available to it under applicable law.

5.  GOVERNING LAW.  This Note will be governed by and construed in accordance with the laws of the State of Iowa, excluding that body of law relating to conflict of laws.

6. WAIVER.  The Borrower hereby waives diligence, presentment, demand, protest and notice of dishonor.

7.  COLLECTION EXPENSES.  The Borrower promises and agrees to pay all costs of collection of this Note including, but not limited to, reasonable attorneys’ fees, paid or incurred by the Holder on account of such collection, whether or not suit is filed with respect thereto and whether or not such costs are paid or incurred, or to be paid or incurred, prior to or after entry of judgment.

IN WITNESS WHEREOF, the Borrower has caused this Note to be issued as of the date first written above.

ZETA ACQUISITION CORP. II

By:	/s/ Matthew P. Kinley
Matthew P. Kinley
Chief Financial Officer